Exhibit 1.1

[***] Certain information in this document has been excluded pursuant to the Instruction to Item 17 of Form 1-A. Such excluded information is not material, is the type that the registrant treats as private or confidential and would likely cause competitive harm to the registrant if publicly disclosed.

Consignment Extension Agreement

Extension of Consignment Period:

All terms of the Consignment Agreement originally executed by You as (“Consignor/Seller”) of items in Exhibit A shall remain unchanged, except the ending date of the Consignment Exclusive Date Range.

The new ending consignment date, December 31, 2022, as amended by this agreement, shall apply to the items in Exhibit A.

CONSIGNOR/SELLER

SIGNATURE:	[***]
NAME:	[***]
DATE:	3/8/2022

COLLECTABLE SPORTS ASSETS, LLC

SIGNATURE:	/s/ Ezra Levine
NAME:	Ezra Levine, CEO
DATE:	3/8/2022

Exhibit A: Consigned Asset(s)

Series	Description
#1959TOPPSBASEBALLSET	1959 Topps Baseball Complete Set